Exhibit 99.1

Argan, Inc.’s Atlantic Projects Company Receives Full Notice to Proceed for a 264-MW Power Project in Ireland

August 17, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces today that its subsidiary, Atlantic Projects Company (“APC”), received full notice to proceed on an engineering, procurement and construction (“EPC”) services contract with GE Vernova for the Shannonbridge Power Project (the “Shannonbridge Project”) in County Offaly, Ireland.

The Shannonbridge Project, an initiative of EirGrid and the Electricity Supply Board of Ireland (ESB), aims to enhance the region’s power infrastructure and to ensure a reliable electricity supply during critical situations and emergencies. The power plant will feature eight GE LM2500XPRESS units, built with proven LM2500 aeroderivative gas turbine technology. APC and its U.S.-based sister company, Gemma Power Systems (“Gemma”), will work on the project with GE Vernova and will oversee the entire project lifecycle, including design, procurement, construction and commissioning. With their combined expertise in engineering and construction, the APC/Gemma team will work collaboratively with all interested parties to achieve the targeted completion date of early 2024. Work commenced earlier this year under limited notices to proceed.

“We understand the importance to Ireland of having a robust and reliable national power supply, especially during times of high demand,” said Billy Nolan, Managing Director of APC. “With a 50-year global pedigree in providing power generation solutions, our experienced team is dedicated to executing this project with the utmost professionalism while adhering to safety and quality standards. The Shannonbridge Project is expected to serve as a vital resource to ensuring the security of the electricity supply when the country needs it.”

“We are honored to participate in the Shannonbridge Project with APC and GE Vernova,” added Charles Collins, Chief Executive Officer at Gemma. “This project aligns perfectly with our mission to provide cutting-edge solutions that address the world’s most pressing power challenges. We are committed to delivering valuable components of a resilient and sustainable power infrastructure that will benefit the local community and support Ireland’s energy goals.”

APC and Gemma are committed to cooperating with local stakeholders, including government agencies, regulatory bodies, and the community throughout the project. By engaging with local suppliers and contractors, both companies aim to maximize regional employment opportunities and make other positive contributions to the local economy.

Argan and its subsidiaries are proud to contribute to Ireland’s sustainable energy future and look forward to a successful partnership with all stakeholders involved.

About Argan, Inc.

Argan’s primary business is providing a full range of construction and related services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Company Contact

David Watson

301.315.0027